EXHIBIT 11
                            U.S.B. HOLDING CO., INC.
                    COMPUTATION OF EARNINGS PER COMMON SHARE

             FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1999

                                                   Three Months    Nine Months
                                                      Ended           Ended
                                                  Sept. 30, 1999  Sept. 30, 1999
                                                  --------------  --------------
                                                     (000's, except share data)

Numerator:
   Net income                                       $     4,428    $    11,886
   Less preferred stock dividends                            --             11
                                                    ===========    ===========

   Net income available to common stockholders
      for basic and diluted earnings per share      $     4,428    $    11,875
                                                    ===========    ===========

Denominator:
   Denominator for basic earnings per common
      share - weighted average shares                15,883,388     15,907,163

   Effects of dilutive securities:
      Director and employee stock options               607,581        642,328
      Restricted stock not vested                         5,041          5,037
                                                    -----------    -----------
   Total effects of dilutive securities                 612,622        647,365
                                                    -----------    -----------
   Denominator for diluted earnings per common
      share - adjusted weighted average shares       16,496,010     16,554,528
                                                    ===========    ===========

   Basic earnings per common share                  $      0.28    $      0.75
                                                    ===========    ===========
   Diluted earnings per common share                $      0.27    $      0.72
                                                    ===========    ===========